Exhibit 99.1

NEWS RELEASE

	Contact:	Matt Brown, SVP & CFO
U.S. Concrete, Inc.
817-835-4111

FOR IMMEDIATE RELEASE

U.S. CONCRETE ADDS TO ITS TEXAS OPERATIONS

EULESS, TEXAS – September 14, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) announced today that its wholly owned subsidiary, Ingram Concrete, LLC completed the acquisition of certain assets of the ready-mixed operations of Colorado River Concrete, L.P., Cindy & Robin Concrete, L.P. and E&R Artecona Family Limited Partnership (collectively “CRC”) for $2.4 million in cash, and the assumption of approximately $1.9 million in interest-bearing debt.  The Company used cash on hand to fund the purchase price. The acquisition includes four ready-mixed concrete plants located in Stephenville, Aledo, Glen Rose and Granbury, Texas. This acquisition will add to the Company’s existing Ingram operations in west Texas as well as to its Redi-Mix operations in the Dallas-Fort Worth area.

For more information on this transaction, please see the Company’s Current Report on Form 8-K filed September 14, 2012, visit http://www.us-concrete.com/sec.asp or contact U.S. Concrete at 817-835-4111 or email lrussell@us-concrete.com.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products.  As of the date of this press release, the Company has 99 fixed and 12 portable ready-mixed concrete plants, two precast concrete plants and seven producing aggregates facilities.  During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to the effect of the Company’s sale of the California pre-cast operations. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent filings on Form 10-Q.